UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2014 (May 2, 2014)

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-34945	98-0430762
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	file number)	Identification No.)

1200 17th Street, Suite 2600, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 260-7125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Steven A. Stophel, Triangle Petroleum Corporation’s (the “Company” or “Triangle”) Senior Vice President of Accounting and principal accounting officer, resigned from the Company effective May 2, 2014.

On May 6, 2014, Triangle engaged Opportune LLP to provide various accounting advisory and consulting services. In connection therewith, G. Wade Stubblefield of Opportune LLP will serve as Triangle’s principal accounting officer until such time as Triangle has hired a permanent replacement. Mr. Stubblefield’s services to Triangle are billed by Opportune LLP, and he is not separately compensated by Triangle for serving as its principal accounting officer.

Mr. Stubblefield, age 47, has over 20 years of experience in financial operation positions with U.S. and multinational companies, after beginning his career with five years with an international public accounting firm.  Since June 2013, Mr. Stubblefield has been employed in the Corporate Finance and Complex Financial Reporting practices of Opportune, LLP, a business consulting firm focused on the energy industry, initially as a Director and subsequently as a Managing Director since January 2014.  For the five years prior thereto, Mr. Stubblefield served as a financial consultant to various publicly and privately held enterprises, including serving as Chief Financial Officer of Bonanza Oil & Gas, Inc., an oil and gas exploration company, and as Chief Financial Officer of Trulite, Inc., a renewable energy development company.  Mr. Stubblefield has served in various executive level finance and accounting positions with several publicly traded companies in the U.S. and Canada, and his experience encompasses accounting, treasury, public reporting, financial due diligence, and public and private debt and equity issuances.  Mr. Stubblefield is a Certified Public Accountant, licensed in the State of Texas.

Triangle has initiated a process to identify a permanent principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2014	TRIANGLE PETROLEUM CORPORATION

	By:	/s/ Justin Bliffen
Justin Bliffen
Chief Financial Officer